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                                                                Exhibit 99
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U.S. Foodservice(TM)
9755 Patuxent Woods Drive
Columbia, MD  21046
                                                   For More Information Contact:

                                                                 Robert Gillison
                                                    Treasurer/Investor Relations
                                                                    410-312-7512
                                                     News Organizations Contact:
                                                                    Bonna Walker
                                  Vice President, Marketing and Public Relations
                                                                    410-312-7520

Website: www.usfoodservice.com



                    U.S. FOODSERVICE ANNOUNCES SALES GROWTH
                         AND OPERATIONAL IMPROVEMENTS

     COLUMBIA, MD, February 8, 1999--U.S. Foodservice (the "Company") (NYSE:
UFS) today announced that its net sales growth for the fiscal month starting January 2, 2000 totaled 13 percent as compared to the same period in fiscal 1999. The company further announced that it expects net sales growth in its third and fourth quarters of fiscal 2000 of 13 percent and 16 percent, respectively (excluding the effect of the extra week in fiscal 1999).

     The Company also announced that it has taken several steps to improve further long-term profitability. This includes the Company's intent to close its unprofitable San Francisco operation and to reduce headcount throughout the Company. The Company believes this reduction in positions will eliminate $15 million in annual costs, beginning in the fourth quarter of fiscal 2000.

     Commenting on sales results for the fiscal month started January 2, 1999 Jim Miller, Chairman and Chief Executive Officer, stated, "While it is not our policy to release financial results between the quarters, there has been some question regarding any interruption of business during the January storms that hit the mid-west and east coast. We are pleased to report that, including any storm effect, sales for the period are up 13 percent year-over-year. We have excellent visibility on profitable growth with our chain customers. In addition, we have continued our momentum in street sales growth and "US 2000", our new customer initiative, has added 1,500 new street customers in the month of January."

     Commenting on the intention to close the San Francisco operation and the headcount reduction, Jim Miller stated, "We spoke in our fiscal 2000 second quarter earnings announcement of the significant steps we had taken to restructure our San Francisco operation in an attempt to stem a long history of unprofitable
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operations. This attempt to bring the operation to acceptable levels of profitability has not been successful. Therefore, we feel that it is in the best interests of our shareholders to plan to close the operation during our third quarter. We will make every effort to minimize the disruption to our customers during this closing process, including assistance in transitioning to other distributors of their choice.

     " U.S. Foodservice has a heritage of providing excellent customer service from efficient and low cost operations. Over the past two years we have made a major effort to improve the operating efficiency and lower the cost structure of our operations. With the implementation of these programs and the resulting efficiency gains, each of our business unit managers have spent time assessing their staffing needs. These position reductions are the result of that effort. The positions we will eliminate outside San Francisco will enhance the efficiency of those operations while we maintain our high standards of customer service. Employees effected by this job reduction will be eligible for severance and other benefits.

     "The one-time costs related to the closure of the San Francisco location are estimated to be $20 million. These one time costs include restructuring costs and costs associated with the write-down of assets, facility disposition costs, severance costs for the San Francisco based workforce and expected operating losses of the San Francisco operation incurred in the Company's fiscal third quarter. Approximately $10 million of the total will be in the form of restructuring and asset impairment costs. In addition, the Company will take a pre-tax restructuring charge of $2 million for the headcount reductions."

     U.S. Foodservice is one of the largest broadline foodservice distributors in the United States distributing food and related products to restaurants and institutional foodservice establishments across the continental United States. U.S. Foodservice markets and distributes more than 44,000 national, private label and signature brand items to over 130,000 foodservice customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, and employs more than 13,250 foodservice professionals. U.S. Foodservice's diverse customer base encompasses both independent and chain businesses.

     The statements in this press release concerning management's expectations regarding acquisitions and the results of future operations and similar matters constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause U.S. Foodservice's actual operating results to differ materially. Such risks and uncertainties include the sensitivity of the Company's business to national and regional economic conditions, the effects of inflation and deflation in food prices, the highly competitive markets in which the Company operates, difficulties, delays or higher expenses associated with achieving expected costs savings and realizing operating synergies in the integration of acquired businesses and the inability to complete additional acquisitions. The Company's Annual Report on Form 10-K for the fiscal year ended July 3, 1999, which has been filed with the Securities and
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Exchange Commission, discusses some of the important factors that could cause actual results to differ materially from those in such forward-looking statements.